Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS EARNINGS FOR
SECOND QUARTER 2007
REVENUES RISE 10 PERCENT
Dallas, July 25, 2007 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended June 30, 2007:
•	Total revenues were $54.1 million, up 10.1 percent compared to $49.2 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 9.3 percent for the quarter.

•	Operating income was $5.8 million, compared with operating income of $5.6 million in the same quarter of 2006.

•	The effective income tax rate was 39.1 percent, compared to 35.5 percent in the second quarter of 2006.

•	Net income was $3.8 million, or $0.09 per diluted share for both the three months ended June 30, 2007 and 2006.

•	Free cash flow was $972,000 (cash provided by operating activities of $1.9 million minus capital expenditures of $937,000). For the second quarter of 2006, free cash flow was negative $780,000 (cash provided by operating activities of $625,000 minus capital expenditures of $1.4 million). For the six months ended June 30, 2007, free cash flow was $7.1 million (cash provided by operating activities of $8.8 million minus capital expenditures of $1.7 million). For the six months ended June 30, 2006, free cash flow was $8.2 million (cash provided by operating activities of $10.6 million minus capital expenditures of $2.4 million).

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $8.4 million. EBITDA for the second quarter of 2006 totaled $8.0 million.

•	Gross margin was 37.6 percent, compared to 38.5 percent in the quarter ended June 30, 2006. Sequentially, gross margin for the second quarter improved from 35.8 percent in the first quarter of 2007.
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Tyler Technologies Reports Earnings for
Second Quarter 2007
July 25, 2007

•	Selling, general and administrative expenses were $12.8 million (23.6 percent of revenues), compared to $12.2 million (24.8 percent of revenues) in the same quarter last year. Sequentially, SG&A expenses as a percentage of revenue decreased from 25.8 percent for the first quarter of 2007.

•	Share-based compensation expense for the second quarter, related to share-based awards under SFAS No. 123R, totaled $575,000, of which $56,000 was included in cost of revenues and $519,000 was included in selling, general and administrative expenses. For the second quarter of 2006, share-based compensation expense was $504,000, of which $42,000 was included in cost of revenues and $462,000 was included in selling, general and administrative expenses.

•	Total backlog was $203.9 million at June 30, 2007, compared to $197.8 million at March 31, 2007 and $195.5 million at June 30, 2006. Software-related backlog (excluding appraisal services) grew from the first quarter of 2007 by $10.7 million to $186 million at June 30, 2007.

•	Tyler has no debt and ended the second quarter of 2007 with $34.7 million in cash, cash equivalents and short-term investments.
Revenues for the six months ended June 30, 2007 increased 11.1 percent to $104.4 million from $94.0 million in 2006. Operating income for the first half of 2007 was $9.3 million, compared to $8.9 million in the first half of 2006. Net income for the six months ended June 30, 2007 was $6.2 million, or $0.15 per diluted share, compared to net income of $5.8 million, or $0.14 per share, for the comparable period of 2006.
“Tyler’s results for the second quarter of 2007 were in line with our expectations, with generally solid overall financial performance,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Total revenues increased more than 10 percent from the second quarter of 2006 and compare favorably to the first quarter of this year. While license revenues, particularly for financial solutions, were somewhat light this quarter, resulting in a slightly lower blended gross margin, our backlog at June 30 reached $203.9 million and the pipeline of new business for the second half of the year appears to be strengthening. Our software services revenues grew by almost 18 percent from the same period last year, and our recurring maintenance revenues increased 15 percent. The appraisal services business generated strong results with 18 percent growth and continues to exceed expectations.
“We are pleased that, with flat earnings, we generated approximately 5 percent growth in EBITDA from the same period last year, even though we increased our research and development expenses by 73 percent and continued to increase staffing as we add capacity to deliver our backlog, particularly for our Odyssey courts and justice solutions,” commented Mr. Marr. “In addition, SG&A expenses as a percentage of revenue declined from the same period in 2006 and from the first quarter of this year, as we emphasize control over expenses and leverage our overhead as we grow revenues.
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Tyler Technologies Reports Earnings for
Second Quarter 2007
July 25, 2007

“Free cash flow for the second quarter improved by $1.8 million over the same period last year, and our cash and investments balance remained strong at approximately $35 million heading into the third quarter, which is historically our highest cash-generating quarter,” continued Mr. Marr. “We were very active with our stock repurchase program in the second quarter, using $7.2 million to repurchase approximately 599,500 shares of our common stock. Year-to-date, we have repurchased 889,000 shares for a total of $11.1 million.
“Our second quarter results, together with our backlog of signed contracts and our view of the new business pipeline, reinforce our confidence in the guidance we provided in April of this year, and our current outlook for the full year 2007 remains consistent with that guidance,” Mr. Marr concluded.
Annual Guidance for 2007:
Total revenues for 2007 are currently expected to be in the range of $218 million to $222 million. Tyler expects to have diluted earnings per share of approximately $0.37 to $0.42 for the full year 2007. These estimates include assumed pretax expense for the year of approximately $2.5 million, or $0.05 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2007 will be approximately 39 percent.
Tyler expects that free cash flow for the year 2007 will be between $24 million and $28 million (cash provided by operations of $28 million to $31 million minus capital expenditures of between $3.5 million and $4.0 million).
Tyler Technologies will hold a conference call on Thursday, July 26 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (866) 293-8969 for U.S. dialers and (913) 312-6682 for international dialers. Please refer to confirmation code 7401267. A replay of the call will be available two hours after the completion of the call through August 1, 2007. To access the replay, please dial (888) 203-1112 for U.S. dialers and (719) 457-0820 for international dialers and reference pass code 7401267. A live Webcast of the call can be accessed on the Company’s Web site at www.tylertech.com. A replay will also be available on Tyler’s Web site following the conference call.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. In April 2007, Tyler was named one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income,
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Tyler Technologies Reports Earnings for
Second Quarter 2007
July 25, 2007

cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
07-31

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Software licenses	$8,393	$9,824	$16,364	$17,395
Software services	17,728	15,061	32,792	28,181
Maintenance	20,455	17,716	40,394	35,373
Appraisal services	6,007	5,108	11,587	9,807
Hardware and other	1,529	1,442	3,307	3,253

Total revenues	54,112	49,151	104,444	94,009

Cost of revenues:
Software licenses	1,975	2,416	3,935	5,092
Acquired software	427	353	821	654
Software services and maintenance	26,180	22,949	50,768	44,694
Appraisal services	4,096	3,454	8,092	6,860
Hardware and other	1,097	1,033	2,469	2,301

Total cost of revenues	33,775	30,205	66,085	59,601

Gross profit	20,337	18,946	38,359	34,408

Selling, general and administrative expenses	12,781	12,181	25,757	23,157
Research and development expense	1,404	812	2,627	1,714
Amortization of customer and trade name intangibles	356	325	703	647

Operating income	5,796	5,628	9,272	8,890
Other income, net	364	200	811	297

Income before income taxes	6,160	5,828	10,083	9,187
Income tax provision	2,410	2,068	3,932	3,415

Net income	$3,750	$3,760	$6,151	$5,772

Earnings per common share:
Basic	$0.10	$0.10	$0.16	$0.15

Diluted	$0.09	$0.09	$0.15	$0.14

EBITDA (1)	$8,390	$7,997	$14,455	$13,746

Weighted average common shares outstanding:
Basic	38,540	39,026	38,571	39,070
Diluted	41,448	41,946	41,651	41,920

(1)	Reconciliation of EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$3,750	$3,760	$6,151	$5,772
Amortization of customer and trade name intangibles	356	325	703	647
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,249	2,150	4,451	4,474
Interest income included in other income, net	(375)	(306)	(782)	(562)
Income tax provision	2,410	2,068	3,932	3,415

EBITDA	$8,390	$7,997	$14,455	$13,746

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30
	2007	December 31,
	(unaudited)	2006
ASSETS

Current assets:
Cash and cash equivalents	$8,925	$17,212
Restricted cash equivalents	4,462	4,962
Short-term investments available-for-sale	21,326	19,543
Accounts receivable, net	61,611	58,188
Other current assets	8,454	9,190
Deferred income taxes	2,579	2,579

Total current assets	107,357	111,674

Accounts receivable, long-term portion	1,121	1,675
Property and equipment, net	8,747	7,390

Other assets:
Goodwill and other intangibles, net	100,386	99,371
Other	149	166

Total assets	$217,760	$220,276

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$20,216	$22,798
Deferred revenue	64,872	62,387

Total current liabilities	85,088	85,185

Deferred income taxes	8,492	9,216
Shareholders’ equity	124,180	125,875

Total liabilities and shareholders’ equity	$217,760	$220,276